FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FIRST QUARTER 2006 RESULTS
2006 Guidance Reaffirmed

New York, New York, May 10, 2006: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported results for the first quarter ended March 31, 2006.

First Quarter 2006 Compared to First Quarter 2005:

  Net sales of $70.9 million were down slightly from $71.1 million; due to the the strength of the US dollar, at comparable foreign currency exchange rates, net sales were up 5% for the period;
  Gross margin was 57% for both periods;
  S, G & A expense as a percentage of sales was 44% for both periods;
  Income from operations was $9.2 million, up 2% from $9.0 million;
  Operating margins were 13.0% of net sales as compared to 12.7%; and,
  Net income for the current and prior year's first quarter was $4.4 million or $0.22 per diluted share.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, "As we reported last month, Lanvin sales across all fragrance families were quite strong, which is all the more gratifying in the absence of a major product launch. Also contributing to first quarter sales was the initial launch of Burberry London for women in the U.S. and much of Europe with the broader geographic rollout now underway. While we have an ambitious 2006 prestige product launch schedule for the remainder of the year, our major ones are scheduled for the second half of the year. These include a new Lanvin fragrance for women, Burberry London for men, and a new Paul Smith fragrance for men. We also have men's fragrances for S.T. Dupont and Nickel being unveiled in the spring and summer."

Mr. Madar also noted, "Mass market sales were down by 11% which is a slower rate of decline than in the immediately preceding quarter but less of an improvement than we had anticipated."

With regard to the Company's specialty retail initiative, Mr. Madar added, "We remain on schedule for the new personal care product launch at Banana Republic stores in the U.S. and Canada in the Fall '06, followed in early '07 with the rollout of personal care products for Gap stores. We are currently supplying Gap and Banana Republic stores with their existing product lines, which added slightly to sales and contributed minimally to gross margin, as we are still honoring existing purchase commitments. During the first quarter, we incurred approximately $1 million of additional S, G & A expenses related to staff, product development and other start-up expenses, including those of a third-party design and marketing firm. Back in March, we expanded our agreement with Gap Inc. to include Gap Outlet and Banana Republic Factory stores. In addition, and we have begun to supply those stores with the current product and at the same time, we are developing new products for the 2006 holiday season."

Russell Greenberg, Executive Vice President & CFO, pointed out, "The increased royalties and advertising expenditure requirements under our license with Burberry are now reflected in both the 2006 and 2005 periods. Royalty expense included in S, G & A aggregated $7.3 million and $7.7 million, for the first quarters of 2006 and 2005, respectively. Promotion and advertising expenses included in S,G & A were approximately $9.6 million and $11.1 million for the first quarter of 2006 and 2005, respectively.

Mr. Greenberg went on to say, "Our financial position remains strong. At March 31, 2006, working capital aggregated $139 million and we had a working capital ratio of 2.7 to 1. Cash and cash equivalents and short-term investments aggregated $65 million. At March 31, 2006, inventories increased 19% from 2005 year-end levels when our inventories were exceptionally low due to the timing of new product launches. The increase in inventories as of the close of the first quarter reflects our current needs pursuant to our new product launch schedule."

2006 Guidance Reaffirmed

Management reaffirmed its prior 2006 guidance projecting net sales of approximately $301 million and net income of approximately $16.9 million or $0.83 per diluted share. Inter Parfums also indicated that its guidance assumes the dollar remains at current levels. The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).

Quarterly Dividend

The Company's regular quarterly cash dividend of $.04 per share will be payable on July 14, 2006 to shareholders of record on June 30, 2006.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am EDT on May 11, 2006, to discuss first quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, Diane von Furstenberg and Quiksilver/Roxy and has controlling interest in Nickel S.A., a men's skin care company. Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores. Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)
Three Months Ended March 31,
	2006	2005

Net sales	$ 70,900	$ 71,087

Cost of sales	30,604	30,510

Gross margin	40,296	40,577

Selling, general and administrative	31,063	31,563

Income from operations	9,233	9,014

Other expenses (income):
Interest expense	201	215
(Gain) loss on foreign currency	(161)	79
Interest income	(514)	(246)
(Gain) on subsidiary's issuance of stock	(73)	--

	(547)	48

Income before income taxes and minority interest	9,780	8,966

Income taxes	3,342	3,156

Income before minority interest	6,438	5,810

Minority interest in net income of consolidated subsidiary	2,018	1,406

Net income	$ 4,420	$ 4,404

Net income per share:
Basic	$ 0.22	$ 0.22
Diluted	$ 0.22	$ 0.22

Weighted average number of shares outstanding:
Basic	20,267	19,701
Diluted	20,544	20,420

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS
	March 31, 2006	December 31, 2005
	(unaudited)
Current assets:
Cash and cash equivalents	$ 48,946	$ 42,132
Short-term investments	16,000	17,400
Accounts receivable, net	82,729	82,231
Inventories	58,734	48,631
Receivables, other	2,850	2,119
Other current assets	5,352	4,213
Income tax receivable	110	104
Deferred tax assets	3,235	3,011

Total current assets	217,956	199,841

Equipment and leasehold improvements, net	6,287	5,835

Trademarks, licenses and other intangible assets, net	31,066	30,136

Goodwill	4,588	4,476

Other assets	632	622

	$ 260,529	$ 240,910

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 5,505	$ 989
Current portion of long-term debt	3,873	3,775
Accounts payable	43,464	40,359
Accrued expenses	23,533	21,555
Income taxes payable	2,175	1,269
Dividends payable	812	810

Total current liabilities	79,362	68,757

Long-term debt, less current portion	8,715	9,437

Deferred tax liability	1,940	1,783

Put options	763	743

Minority interest	35,575	32,463

Shareholders' equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 20,304,810 and 20,252,310 shares at March 31, 2006 and December 31,2005, respectively	20	20
Additional paid-in capital	36,933	36,640
Retained earnings	116,410	112,802
Accumulated other comprehensive income	6,120	3,574
Treasury stock, at cost 6,302,768 common shares at March 31, 2006 and December 31, 2005	(25,309)	(25,309)
	134,174	127,727

	$ 260,529	$ 240,910